Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
October 28, 2016	CONTACT DAVID A. BOCHNOWSKI
219-853-7575

Robert E. Johnson III Elected to the

NorthWest Indiana Bancorp Board of Directors

Munster, IN – Northwest Indiana Bancorp, the holding company for Peoples Bank, announced that the Board has elected Robert E. Johnson III to the Board of Directors for a term that ends in April 2017. Mr. Johnson fills a vacancy on the Board of the Bancorp as well as Peoples Bank. The Board plans to name Mr. Johnson to its Nominating and Corporate Governance, Strategic Planning and Risk Management Committees.

Johnson is the President, Chief Executive Officer and co-founder of Cimcor, Inc., a firm that develops cutting edge IT security software to enable companies to maintain IT system integrity, take immediate action to change, and meet compliance regulations. He is also the founder of Velocityware, which focuses on the development, marketing, and distribution of mobile software and technology. Prior to Cimcor, Johnson was the manager of business systems for Davy McKee Corporation.

“The Board of Directors is pleased and excited to add Rob’s cyber security and information technology knowledge to our oversight responsibilities for Peoples Bank and the Northwest Indiana Bancorp. As we searched for a new director we also focused on bringing on board an individual with a proven record of community engagement and entrepreneurship in Northwest Indiana. Rob’s technology expertise and experience adds strong value to our community banking effort as we continue to enhance our electronic banking environment,” said David Bochnowski, Executive Chairman.

Active in the community, Johnson is the Chairman of the Board of Directors of the Legacy Foundation. He is the Chair of Finance on the Board of Directors for the Methodist Hospitals, as well as a board member of the Purdue Technology Center of Northwest Indiana and Purdue Alumni Calumet, and a committee co-chair of the Northwest Indiana Good Government Initiative. He also serves on the Board of Advisors for Purdue University Calumet’s Computer Technology department, Westwood College, Abu Dhabi University College and Valparaiso University.

In 2011, Johnson was inducted as a Fellow into the Society of Innovators for his work in the development of several patent-pending technologies. He has written numerous articles, appeared on national news networks, been a contributor to books about technology and developed several commercial software packages.

Johnson earned an associate’s degree in computer programing, a bachelor’s degree in systems programming and a master’s of science degree in Management from Purdue University.